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                                                                    EXHIBIT 99.2

FROST HANNA CAPITAL GROUP, INC. SIGNS DEFINITIVE MERGER
AGREEMENT WITH GAINES, BERLAND INC.

BOCA RATON, Fla. -- (BUSINESS WIRE) -- May 27, 1999--Gaines, Berland Inc. and Frost Hanna Capital Group, Inc. (OTC BB:FHAN - news) today jointly announced that they have entered into a definitive merger agreement, which will, upon consummation, provide Gaines, Berland with approximately $4.5 million in cash, and result in Gaines, Berland becoming a wholly-owned subsidiary of the publicly-traded Frost Hanna. The merger, which is expected to be completed at the end of October, is subject to, among other things, shareholder approval.

"We are delighted to have reached this agreement with Frost Hanna Capital Group," said Richard J. Rosenstock, President of Gaines, Berland. Richard Frost, Chairman of the Board of Frost Hanna Capital Group, said, "We are excited to have the opportunity to team up with Gaines, Berland and to participate in its future plans."

Gaines, Berland is a full service securities brokerage and trading firm providing personalized investment advice and service to individual and institutional investors throughout the world.

For further information, please contact Richard J. Rosenstock, President of Gaines, Berland at (516) 470-1101 or Mark J. Hanna, President of Frost Hanna Capital Group at (561) 367-1085.

Contact:

         Gaines, Berland Inc., Long Island, N.Y.
         Richard J. Rosenstock, President
         516/470-1101
         or
         Frost Hanna Capital Group, Boca Raton
         Mark J. Hanna, President
         561/367-1085